As filed with the Securities and Exchange Commission on March 15, 2011
Registration No. 333- [•]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

New Energy Technologies, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	59-3509694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

New Energy Technologies, Inc.
9192 Red Branch Road, Suite 110
Columbia, Maryland 21045
(800) 213-0689
(Address of Principal Executive Offices) (zip code)

2006 Stock Incentive Plan
(Full title of the plan)

John A. Conklin
9192 Red Branch Road, Suite 110
Columbia, Maryland 21045
(Name and address of agent for service)

(800) 213-0689
(Telephone number, including area Code, of agent for service)

Copy to:
Joseph Sierchio, Esq.
Sierchio & Company, LLP
430 Park Avenue
7th Floor
New York, New York 10022
Telephone: (212) 246-3030
Facsimile:  (212) 246-3039

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 	Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☑

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $0.001 par value per share	50,000 shares (2)	$1.66	$83,000	$9.64
Common stock, $0.001 par value per share	50,000 shares (3)	$2.17	$108,500	$12.60
Common stock, $0.001 par value per share	100,000 shares (4)	$0.85	$85,000	$9.87
Common stock, $0.001 par value per share	150,000 shares (5)	$0.44	$66,000	$7.66
Common stock, $0.001 par value per share	150,000 shares (6)	$1.98	$297,000	$34.48
Common stock, $0.001 par value per share	1,500,000 shares (7)	$2.07	$3,105,000	$360.49
Common stock, $0.001 par value per share	2,000,000 shares (8)	$0.55	$1,100,000	$127.71
Common stock, $0.001 par value per share	11,000,000 shares (9)	$0.98 (10)	$10,780,000 (10)	$1,251.56
Total	15,000,000 shares		$15,624,500 (11)	$1,814.01 (12)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2006 Incentive Stock Option Plan.

(2)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Mr. Alistair Livesey, a member of the Company’s Board of Directors, on March 10, 2008.

(3)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Mr. Javier Jimenez, a member of the Company’s Board of Directors, on January 17, 2011.

(4)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Messrs. Jatinder Bhogal and Joseph Sierchio, members of the Company’s Board of Directors, on September 9, 2008.

(5)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Messrs. Jatinder Bhogal, Alistair Livesey and Joseph Sierchio, members of the Company’s Board of Directors, on December 15, 2009.

(6)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Messrs. Jatinder Bhogal, Alistair Livesey and Joseph Sierchio, members of the Company’s Board of Directors, on December 24, 2010.

(7)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Mr. Andrew Farago, the Company’s Chief Operating Officer, on December 17, 2010.

(8)
Represents shares of common stock reserved for issuance upon the exercise of stock options granted under the 2006 Plan to Mr. John Conklin, the Company’s President and Chief Executive Officer, on August 9, 2010.

(9)
Represents shares of common stock reserved for issuance to certain employees, non-employee members of the Company’s Board of Directors and consultants of the Company upon the exercise of stock options and grant of stock awards that may be granted under the 2006 Plan.

(10)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act on the basis of the closing price reported for the shares of common stock of the Registrant on the OTC Bulletin Board on March 14, 2011.

(11)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act. The price per share and aggregate offering price are based upon the specified exercise price per share with respect to such securities and have been calculated in accordance with Rule 457(c) under the Securities Act.

(12)	Paid herewith.

  - ii -

- iii -

PART I

Information Required in the Section 10(A) Prospectus

The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

All requests should be directed to:

New Energy Technologies, Inc.
9192 Red Branch Road, Suite 110
Columbia, Maryland 21045
Attention: Investor Relations

Or by calling: (800) 213-0689

PART II

Information Required in the Registration Statement

Item 3.    Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” into this Prospectus the information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Information that we file at a future date with the SEC will update and supersede this information. For further information about the Company and our common stock, please read the documents incorporated by reference below.

The following documents filed by us with the SEC are incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended August 31, 2010, filed with the SEC on December 13, 2010;
•	Our Quarterly Report on Form 10-Q for the quarter ended November 30, 2010, filed with the SEC on January 14, 2011;
•	Our Form 8-K filed with the SEC on March 1, 2011;
•	Our Form 8-K filed with the SEC on February 8, 2011;
•	Our Form 8-K filed with the SEC on January 20, 2011, as amended by the Form 8-K/A filed with the SEC on January 21, 2011;
•	Our Form 8-K filed with the SEC on December 23, 2010;
•	Our Form 8-K filed with the SEC on August 25, 2010;
•	Our Form 8-K filed with the SEC on December 22, 2009;
•	Our Form 8-K filed with the SEC on September 18, 2008.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this registration statement and prior to the termination of this offering of common stock shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of those documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing or telephoning us at the address or telephone number listed in Part I.

Item 4.    Description of Securities.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.10 per share. As of March 8, 2011, there were 61,915,052 shares of our common stock issued and outstanding; and, no shares of preferred stock issued and outstanding.

Common Stock

Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. The shares of common stock do not have cumulative voting rights. This means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors and, therefore, our present stockholders can elect all of the directors even after this offering.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for the payment of dividends. However, we presently intend to reinvest any earnings instead of paying cash dividends.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities. Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

Our Articles of Incorporation allow our Board of Directors to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Nevada and the Articles of Incorporation.

Holders of the preferred stock are entitled to one vote for each share held of record. Holders of the preferred stock vote with holders of the common stock as one class. There are no shares of preferred stock issued and outstanding.

Nevada anti-takeover statute

Nevada’s “Business Combinations” statute, Sections 78.411 through 78.444 of the Nevada Revised Statutes, which applies to Nevada corporations having at least 200 shareholders which have not opted-out of the statute, prohibits an “interested shareholder” from entering into a “combination” with the corporation, unless certain conditions are met. A “combination” includes (a) any merger or consolidation with an “interested shareholder”, or any other corporation which is or after the merger or consolidation would be, an affiliate or associate of the interested shareholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to or with an “interested shareholder,” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s assets determined on a consolidated basis, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation or (iii) representing 10% or more of the earning power or net income of the corporation determined on a consolidated basis, (c) any issuance or transfer of shares of the corporation or its subsidiaries, to any interested shareholder, having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made pro rata to all shareholders of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or under any agreement, arrangement or understanding, whether or not in writing, with the “interested shareholder,” (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the “interested shareholder,” or (f) the receipt of benefits, except proportionately as a shareholder, of any loans, advances or other financial benefits by an “interested shareholder”.

An interested shareholder is a person who (i) directly or indirectly beneficially owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

A corporation to which the statute applies may not engage in a combination within three years after the interested shareholder acquired its shares, unless the combination or the interested shareholder’s acquisition of shares was approved by the board of directors before the interested shareholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the corporation’s Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to the “interested shareholder’s” date of acquiring shares, or as to which the purchase of shares by the “interested shareholder” has been approved by the corporation’s board of directors before that date or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the “interested shareholder” at a meeting called no earlier than three years after the date the “interested shareholder” became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections 78.411 through 78.444 of the Nevada Revised Statutes, inclusive, and prior to the consummation of the combination, except in limited circumstances, the “interested shareholder” will not have become the beneficial owner of additional voting shares of the corporation.

Nevada law permits a Nevada corporation to “opt out” of the application of the Business Combinations statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. The Company has opted out of NRS Sections 78.411 through 78.444, inclusive, pursuant to our Articles of Incorporation. The Articles may be amended at any time to subject us to the effect of the “Business Combinations” statutes. Under Nevada law, our Articles of Incorporation may be amended pursuant to a resolution adopted by our Board of Directors and ratified by a vote of a majority of the voting power of our outstanding voting stock. If the “Business Combination” statute becomes applicable to us in the future, the cumulative effect of its terms may be to make it more difficult to acquire and exercise control over the Company and to make changes in management.

Nevada’s “Control Share Acquisition” statute, Sections 78.378 through 78.3793 of the Nevada Revised Statutes, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s shareholders. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares, which it acquired in the transaction taking it over the threshold or within ninety days become “Control Shares” which are deprived of the right to vote until a majority of the disinterested shareholders restore that right. A special shareholders’ meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a shareholders’ meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual shareholders’ meeting. If the shareholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its Articles of Incorporation or Bylaws, call certain of the acquiror’s shares for redemption. The Control Share Acquisition statute also provides that the shareholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the “fair value” of their shares (which is generally equal to the highest price paid in the transaction subjecting the shareholder to the statute).

The Control Share Acquisition statute only applies to Nevada corporations with at least 200 shareholders, including at least 100 shareholders who have addresses in Nevada appearing on the stock ledger of the corporation, and which do business directly or indirectly in Nevada. We do not have at least 100 shareholders who have addresses in Nevada appearing on our stock ledger. Therefore, the Control Share Acquisition statute does not currently apply to us. Nevada law also permits a Nevada corporation to “opt out” of the application of the Control Share Acquisition statute by inserting a provision doing so in its original Articles of Incorporation or Bylaws. The Company has opted out of NRS Sections 78.378 through 78.3793, inclusive, pursuant to our Articles of Incorporation.

Item 5.    Interests of Named Experts and Counsel.

The validity of the shares of common stock offered hereby will be passed upon for New Energy Technologies, Inc. by Sierchio & Company LLP, 430 Park Avenue, 7th Floor, New York, New York 10022. Joseph Sierchio, a member of Sierchio & Company LLP, is one of our directors. Mr. Sierchio is the beneficial owner of 175,000 shares of our common stock and stock options, of which 150,000 are included in the shares registered hereunder.

Item 6.    Indemnification of Directors and Officers.

Section 78.7502(1) of the Nevada Revised Statutes (“NRS”) authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent “who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation” due to his or her corporate role. Section 78.7502(1) extends this protection “against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.”

Section 78.7502(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his or her actions were in or not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.7502(1) or 78.7502(2), Section 78.7502(3) of the NRS requires that he be indemnified “against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.”

Unless ordered by a court or advanced pursuant to Section 78.751(2), Section 78.751(1) of the NRS limits indemnification under Section 78.7502 to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

Section 78.751(2) authorizes a corporation’s articles of incorporation, bylaws or agreement to provide that directors’ and officers’ expenses incurred in defending a civil or criminal action must be paid by the corporation as incurred, rather than upon final disposition of the action, upon receipt by the director or officer to repay the amount if a court ultimately determines that he is not entitled to indemnification.

Section 78.751(3)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(3)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors, and administrators.

Regardless of whether a director, officer, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability resulting from his or her corporate role.

Our Bylaws also contain broad indemnification provisions. We have entered into indemnification agreements with each of our directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

There is no pending litigation or proceeding involving any of our directors, officers, employees, or other agents as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee, or other agent.

Item 7.    Exemption from Registration Claimed.

The issuance of the options pursuant to the Plan was exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the issuances were made to a small number of officers of the registrant as incentive compensation and were not public offerings.

Item 8.    Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation, as amended (1)

3.2	Certificate of Amendment to the Articles of Incorporation changing name to New Energy Technologies, Inc. (1)

3.3	By-laws (1)

5.1	Opinion of Sierchio & Company LLP regarding the legality of the securities being registered *

10.1	New Energy Technologies, Inc. 2006 Incentive Stock Option Plan *

10.2	Form of Non-Statutory Stock Option Agreement *

23.1	Consent of Sierchio & Company, LLP (included in Exhibit 5.1 hereto) *

23.2	Consent of Peterson Sullivan LLP *

(1)	Incorporated by reference to the exhibits filed as part of the report on Form 10-Q filed by New Energy Technologies, Inc. on April 16, 2010.
*	Filed herewith

Item 9.   Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is subject to Rule 430C, each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 24 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on March 15, 2011.

New Energy Technologies, Inc.

By:  /s/ John A. Conklin

Name:  John A. Conklin
Title:    President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Dated: March 15, 2011
Name: John A. Conklin
Title: President and Chief Executive Officer

Dated: March 15, 2011
Name: Alastair Livesey
Title: Director

Dated: March 15, 2011
Name: Jatinder S. Bhogal
Title: Director

Dated: March 15, 2011
Name: Joseph Sierchio
Title: Director

Dated: March 15, 2011
Name: Javier Jimenez
Title: Director

Pursuant to the requirements of the Securities Act of 1933, as amended, the plan administrator has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Columbia, State of Maryland, on March 15, 2011.

New Energy Technologies, Inc. 2006 Incentive Stock Option Plan

By:  /s/ John A. Conklin

Name:  John A. Conklin
Title:    President and Chief Executive Officer